UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by:

Registrant
X	Party other than the Registrant

Check the appropriate box:

X	Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

Adair International Oil and Gas, Inc.
(Name of Registrant as Specified In Its Charter)

SCORE Group, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X	No fee required
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applied: 150,000,000

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Does Not Apply

4) Proposed maximum aggregate value of transaction: Does Not Apply

5) Total fee paid: No Fee Required

Fee paid previously with preliminary materials.
Fee paid previously with preliminary materials. Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: Does Not Apply

2) Form, Schedule or Registration Statement No.: Does Not Apply

3) Filing Party: Does Not Apply

4) Date Filed: Does Not Apply

SCORE Group, Inc.
P. O. Box 131534
Houston, Texas 77219-1534

-- TIME IS SHORT! --

Please vote your GOLD Proxy Card TODAY.

Dear Fellow Shareholder:

The time is NOW to correct the disaster at Adair International Oil & Gas, Inc. (AIGI). The Corporation's current board and senior management (one and the same) comprised of Mr. Adair and Mr. Alghani have presided over the loss of $187,000,000 in shareholder equity as the AIGI share price has fallen from $3.72 in February 2000 to $0.02 (two cents) today. We believe the market has passed judgement on the abilities of Messrs. Adair and Alghani and we ask that you take this opportunity to do the same. The Annual General Meeting (AGM) for the Corporation is scheduled for Monday, July 15, 2002. Your vote is critical and time is short. Please vote today by signing, dating and returning the enclosed GOLD Proxy card supporting the SCORE Group Nominees for the AIGI Board of Directors. The time is NOW to vote for a change!

We believe Messrs. Adair and Alghani have brought about the precipitous drop in the AIGI share price by:

  Issuing over 50 million fraudulent shares;
  Issuing shares for non-existent consulting service debt.
  Issuing shares for cash, but keeping a substantial portion of the cash for their personal use;
  Forfeiting over $1,000,000 in annual revenue by losing the operatorship of the Yemen Block 20 project;
  Losing investor confidence by doubling their salaries and misrepresenting Jalal Alghani's credentials to the investing public, and;
  Forcing the Corporation's financial condition to near bankruptcy.

The SCORE Group believes these issues and others are a direct result of the lack of independent oversight by the AIGI Board of Directors. It is important that AIGI shareholders vote their shares at the AIGI 2001 AGM to elect the SCORE Group Nominees to the AIGI Board of Directors, so we can return GOOD CORPORATE GOVERNANCE to our Corporation!

-- Procedure For Voting Your Shares --

To support the SCORE Group, please sign, date and return any GOLD Proxy card you receive and DO NOT sign any white management Proxy card.

The current AIGI management in its continuing attempt to retain control of the Corporation and block shareholders from having a choice, has refused to turn over to the SCORE Group a record date shareholder listing for the AIGI 2001 AGM. As a result of the current AIGI management's stonewalling, we only have names, addresses and share positions for those people who have volunteered that information when they visited the SCORE Group web site http://www.TruthAboutAIGI.com.

If your shares are held through a bank or broker and you signed up at SCORE Group web site, you may receive duplicate Proxy materials. However, for shares held through a bank or broker, only your bank or broker may vote your shares after receiving your specific instructions. By executing any GOLD Proxy card you receive, you will ensure that your bank or broker will receive your instructions and your vote will be counted. Only your latest dated GOLD Proxy card will count. If you have questions on voting your shares, please call our Proxy solicitor:

N.S. Taylor & Associates, Inc.
Call Toll Free: 1.866.470.3800

We urge you to review the Proxy materials previously sent to you and to visit our web site at http://www.TruthAboutAIGI.com for additional information.

-- Time Is Short ! --

Help Us Restore Good Corporate Governance To Our Corporation.

Please Vote Your GOLD Proxy Card Today!

-- IMPORTANT --

Please be sure to mark, sign, date and return your GOLD Proxy card.

WE URGE YOU NOT TO SIGN ANY WHITE PROXY CARD SENT BY
ADAIR INTERNATIONAL OIL & GAS, INC.

If you have questions or need assistance in voting your shares, please contact our Proxy solicitor who is assisting us with this matter:

N.S. Taylor & Associates, Inc.

1.866.470.3800